Exhibit 99.6

CACHE, INC.

NOMINEE HOLDER CERTIFICATION

        The undersigned, a broker, custodian bank, trustee, depositary or other nominee holder of non-transferable rights (the "Rights") to purchase shares of common stock ("Common Stock") of Cache, Inc. ("Cache") pursuant to the rights offering described and provided for in the Cache prospectus dated May 9, 2014 (the "Prospectus"), hereby certifies to Cache, Continental Stock Transfer and Trust Company, as subscription agent for the rights offering, and to Morrow & Co., LLC, as information agent for the rights offering, that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the basic subscription right (as defined in the Prospectus), and on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the over-subscription right (as defined in the Prospectus), the number of shares specified below pursuant to the over-subscription right, listing separately below each such exercised basic subscription right and the corresponding over-subscription right (without identifying any such beneficial owner), and (2) to the extent a beneficial owner has elected to subscribe for shares pursuant to the over-subscription right, each such beneficial owner's basic subscription right has been exercised in full:

Number of Shares of Common Stock Owned on the Record Date	Rights Exercised Pursuant to Basic Subscription Right	Number of Shares Subscribed For Pursuant to Over-Subscription Right
1.
2.
3.
4.
5.
6.
7.
8.
9.

Provide the following information if applicable:

Depository Trust Company ("DTC") Participant Number

[NAME OF NOMINEE]

By:
Name:
Title:

DTC Basic Subscription Confirmation Number(s)